Exhibit 10.12
Amendment No. 1 to Sourcefire, Inc. Executive Retention Plan
     Effective February 24, 2010, Sections 1.2 (b), 6.2 and 7.13 of the Sourcefire, Inc. Executive Retention Plan are amended and restated as follows:
     1.2 Nature of Plan.
          (b) Unless the Company acts to terminate this Plan prior to March 31, 2011, the Plan will automatically terminate on March 31, 2011 and no further benefits will be payable under the Plan with respect to events or circumstances arising on and after such date.
     6.2 Amendment and Termination. The Plan has been adopted for a specific term and will automatically terminate on March 31, 2011 unless sooner terminated by the Company pursuant to this Section 6.2. The Company reserves the right, by written action of its Board of Directors (or its delegate), to amend, modify or terminate the Plan at any time, without advance notice to any employee; provided, however, that no such amendment, modification, or termination shall be effective with respect to the availability, amount, or timing of payment of any Retention Benefit to the extent it adversely affects the entitlement of any Participant (without such Participant’s prior consent) who would otherwise be eligible to receive Retention Benefits with respect to events or circumstances which occurred or arose prior to the date on which the Board of Directors (or its delegate) approved such amendment, modification, or termination. Any action of the Company in amending or terminating the Plan will be taken in a non-fiduciary capacity. In the event of an Internal Revenue Service or Department of Labor ruling which has the effect of reclassifying the Plan as an “employee pension benefit plan” as defined in Section 3(2)(A) of the ERISA, the Plan will be automatically terminated effective at the date of such ruling. No communications in connection with the Plan made by any individual shall be effective to modify or amend the Plan unless duly executed on an appropriate form provided or approved by, and filed with, the Plan Administrator (including, but not limited to, a Notice of Eligibility or Participation Agreement).
     7.13 Additional Plan Information.

Plan Name:	Sourcefire, Inc. Executive Retention Plan

Type of Plan:	Unfunded welfare benefit plan

Plan Sponsor:	Sourcefire, Inc.

Identification Numbers:	EIN: 52-228965 PLAN NUMBER: 505

Plan Year:	January 1 – December 31 The initial Plan Year will commence on March 31, 2008 and end on December 31, 2008. The final Plan Year will commence on January 1, 2011 and end on December 31, 2011.

Plan Administrator:	The Compensation Committee of the Board of Directors Sourcefire, Inc. 9770 Patuxent Woods Dr. Columbia, MD 21046-1526

Agent for Service of Legal Process:	Sourcefire, Inc. 9770 Patuxent Woods Dr. Columbia, MD 21046-1526 Attn: General Counsel

Funding Mechanism:	Unfunded plan; retention benefits are paid out of the Company’s general assets.

2